Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 79106.5

April 29, 2013

American Residential Properties, Inc.

7047 East Greenway Parkway, Suite 350

Scottsdale, AZ 85254

American Residential Properties, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to American Residential Properties, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-11 (File No. 333-187450) filed with the Securities and Exchange Commission on March 22, 2013, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of shares of the common stock, $0.01 par value per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement, the prospectus with respect to shares of Common Stock issued pursuant to the Company’s initial public offering (the “IPO Prospectus”) and the prospectus with respect to shares of Common Stock registered for resale by certain of the Company’s stockholders (the “Resale Prospectus” and together with the IPO Prospectus, the “Prospectuses”), each filed as part of the Registration Statement;

2.	the Company’s Articles of Amendment and Restatement;

3.	the Agreement of Limited Partnership of American Residential Properties OP, L.P. (the “Operating Partnership”), dated as of May 11, 2012, by and among American Residential GP, LLC, a Delaware limited liability company, as the general partner, and the persons whose names are set forth on Exhibit A thereto, as the limited partners (the “Operating Partnership Agreement”); and

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

American Residential Properties, Inc.

April 29, 2013

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2013, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years, without regard to any qualifications as to knowledge or belief;

3.	the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would have the effect of altering the facts upon which the opinions set forth below are based; and

4.	no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate, without regard to any qualifications as to knowledge or belief. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.

American Residential Properties, Inc.

April 29, 2013

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the discussions in the Prospectuses under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a real estate investment trust (a “REIT”) pursuant to sections 856 through 860 of the Code for its short taxable year ended December 31, 2012, and the Company’s organization and current and proposed method of operation (as described in the Prospectuses and in the Officer’s Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2013 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectuses under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s, compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the (other than the descriptions of the law and the legal conclusions contained in the Prospectuses under the caption “Material Federal Income Tax Considerations” as explained above).

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

American Residential Properties, Inc.

April 29, 2013

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Risk Factors” in the Prospectuses, “Material Federal Income Tax Considerations” in the Prospectuses and “Legal Matters” in the IPO Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP

01655/11502/14086